LEGAL OPINION – Exhibit 5.1

Paul Johnston, Esquire
777 Post Oak Blvd. Suite 910
Houston, TX 77056
Phone (832)203.4533
Fax (832)203.4534

June 23, 2010

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056

Re: Registration of Securities of Magnum Hunter Resources Corporation

Ladies and Gentlemen:

At your request, I have examined the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-161937) of Magnum Hunter Resources Corporation, a Delaware corporation (the "Company"), that became effective on October 15, 2009, the related base prospectus, which forms a part of and is included in the Registration Statement, and the prospectus supplement filed with the Securities and Exchange Commission (the "Commission") on June 23, 2010 (collectively, the "Prospectus") pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering and sal under the Securities Act of up to 10,000,000 shares (such equity, the "Common Shares") of the Company's Common Stock, par value $0.01 per share. The Common Shares will be issued and sold from time to time in at the market transactions pursuant to a sales agreement, dated June 22, 2010 with McNicoll Lewis & Vlack LLC., as the Company's non-exclusive sales manager.

I am of the opinion that the Common Shares are duly authorized and, upon payment for and delivery of the Common Shares in accordance with the Sales Agreement, the Registration Statement, and the Prospectus, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to me under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted, /s/ Paul Johnston Paul Johnston, Esquire